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                                                                    EXHIBIT 99.1


     HMP
     HORIZON MEDICAL PRODUCTS, INC.


FOR IMMEDIATE RELEASE


HORIZON MEDICAL PRODUCTS, INC.(HMPS) ANNOUNCES SECOND
ACQUISITION SINCE APRIL '98 IPO


Atlanta, GA - June 2, 1998/ PR Newswire/ - Horizon Medical Products, Inc. (NASDAQ:HMPS) announced today the acquisition of the human vascular access business of Norfolk Medical for $9.3 million to be paid in cash. Marshall Hunt, Chairman and CEO said, "This transaction marks our third acquisition of a port competitor in the past 12 months, and continues to strengthen our position in the implantable port market. It shows Horizon's commitment to finding new technology for the vascular access market."

Michael Dalton, President and CEO of Norfolk Medical said, "Although another company wanted to acquire our port at a higher price, I felt that HMP had the best equipped sales and marketing team to get our products to the marketplace." HMP will continue to manufacture the products in Norfolk's facility in Skokie, Illinois until the product is transferred to HMP's facility in Manchester, Georgia.

Norfolk has developed a wide array of technology in the vascular access market. It's most recent development; the patent pending Vortex (TM) technology provides a revolutionary design change in standard ports that reduces the build-up of blood within the device. Additional patents include designs for an Omni directional matrix port, a skin parallel port design, a dialysis catheter design, and an all silicon luer lock system. Horizon obtained all rights to these products in the transaction.

Mr. Hunt also indicated that Horizon has entered into a research and development agreement with Norfolk to continue to design new and innovative designs in vascular access products. HMP will release a new peripheral port to be implanted in the arm that will incorporate the Vortex (TM) technology and allow patients to receive medications through a port with the convenience of placement in the arm.

Mr. Hunt added that, "The Norfolk acquisition allows us to be broaden our exposure within group purchasing organizations with agreements in place for Columbia/HCA Healthcare Corporation and Health Service Corporation of America." Norfolk is one of only two port companies under contract with Columbia. Columbia has expressed their commitment to honor the contract between Columbia HCA and Norfolk under HMP's direction.

Horizon Medical Products, Inc. headquartered in Atlanta, Georgia, is a rapidly growing speciality medical device company focused on manufacturing and marketing vascular access products. The Company's vascular access product lines include implantable ports, which are used primarily in cancer treatment protocols, and specialty catheters, which are used in hemodialysis and stem cell apheresis procedures.

Source:   Horizon Medical Products, Inc.

Website:  HMPvascular.com

Contact:  Marshall B. Hunt, Chairman and CEO
          William E. Peterson, Jr., President
          404-264-2602